EXHIBIT 10.199

DEBT CONVERSION AGREEMENT

This Agreement (“Agreement”) is entered into between (1) Calypte Biomedical Corporation, a Delaware corporation with its principal place of business at 15875 SW 72nd Avenue, Portland, Oregon 97224, USA (“Calypte”) and (2) SF Capital Partners Limited, whose registered office is at 3600 South Lake Drive, St. Francis Wisconsin 53235  (“SF Capital”), effective as of July 9, 2010.

RECITALS

1.           SF Capital is a shareholder and creditor of Calypte.  On April 4, 2005, SF Capital and Calypte entered into a “Purchase Agreement” pursuant to which SF Capital loaned Calypte $4,000,000 and Calypte executed and delivered to SF Capital a secured 8 percent convertible Note in the original principal amount of $4,000,000.

2.           On March 21, 2007, SF Capital and Calypte executed a further Amendment to the Note providing for, among other things, an extension of the maturity date to April 3, 2009 for that part of the Note that was not previously converted to Calypte common stock.

3.           On April 3, 2009 and thereafter, Calypte failed to pay the Note.  There is currently (as of 31 December, 2009) due and owed to SF Capital $2,008,259.35 on the Note, as amended (“Balance Amount”).

In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt of which is hereby acknowledged, IT IS AGREED:

1.           Debt release and conversion to shares. The debt release and conversion to Shares, if any, shall occur as follows:

1.1           Effective at the Closing (as defined below): (a) SF Capital forever releases Calypte from all of the aggregate indebtedness and from any and all formal or informal obligations and/or claims of SF Capital against Calypte with effect from the time of this release and SF Capital hereby waives all of its rights to demand payment or make claims for of all or any of such obligations (the “Debt Release”); and (b) Calypte converts the Balance Amount into 47,815,698 Shares (“Conversion”) at the rate of $.042 per share (“Conversion Rate”).

1.2           The closing of the Conversion (the “Closing”) shall take place at such time and location as the parties may agree.  At the Closing, Calypte shall issue to SF Capital a certificate in the amount of 47,815,698 Shares, against delivery by SF Capital of the original Note for cancellation.

1.3           Notwithstanding the foregoing, in the event a lower price per share conversion rate than the Conversion Rate in clause 1.2 is granted to either or both of Marr and Morningtown Limited for any indebtedness of Calypte to them arising pursuant to the Purchase Agreement, then the number of Shares to be issued under clause 1.2 shall be recalculated in accordance with the lowest such price per share conversion rate.

1.4           At or following the Closing, SF Capital shall execute such documents or instruments as Calypte may reasonably request for the purpose of releasing SF Capital’s security interest in connection with the Note.

1.5           In the event Calypte proposes to sell Shares for a purchase price of less than $.03 per share (as appropriately adjusted for any stock splits, stock dividends, reverse stock splits and other recapitalization events), it shall first offer such Shares to SF Capital in accordance with the following provisions:

(a)             Calypte shall deliver a notice to SF Capital (“Notice”) stating (i) its bona fide intention to offer such Shares, (ii) the number of such Shares to be offered, and (iii) the price and terms upon which it proposes to offer such Shares.

(b)             By written notification within twenty (20) days after receipt of the Notice, SF Capital may elect to purchase, at the price and on the terms specified in the Notice, up to that portion of such Shares that equals the proportion that the number of shares of Common Stock held by SF Capital bears to the total number of shares of Common Stock of Calypte then outstanding.

(c)             Calypte may, during the ninety (90) day period following the expiration of the period provided in Section 1.5(b), offer the remaining unsubscribed portion of such Shares to any person or persons at a price not less than and upon terms no more favorable to the offeree than those specified in the Notice.  If Calypte does not enter into an agreement for the sale of the Shares within such period, or if such agreement is not consummated within ninety (90) days of the execution thereof, the right provided hereunder shall be deemed to be revived and such Shares shall not be offered unless first reoffered to SF Capital in accordance herewith.

(d)             The right of first refusal in this Section 1.5 shall not be applicable to (i) the issuance of Common Stock pursuant to a stock dividend or the like, (ii) the issuance or sale of shares of Common Stock (or options therefor) to employees, directors and consultants pursuant to any equity incentive plan or agreement approved by the Board of Directors, (iii) the issuance of Common Stock directly or indirectly upon conversion of convertible securities or exercise of warrants that are outstanding as of the date hereof, (iv) the issuance of securities to lenders or lessors in connection with bona fide loan or lease arrangements, or to landlords in connection with real estate lease transactions, that in each such case are approved by the Board and primarily for purposes other than equity financing, or (v) the issuance of securities in connection with a bona fide business acquisition of or by Calypte, whether by merger, consolidation, sale of assets, sale or exchange of stock or otherwise.

1.6           In the event, prior to the Closing, Calypte enters into bankruptcy proceedings, including without limitation, Chapter 7 or Chapter 11 proceedings, then this Agreement shall automatically terminate.

2.           Representations and Warranties of SF Capital.  SF Capital represents and warrants as follows:

2.1           Investment Intent.  SF Capital is acquiring the Shares as principal for its own account and not with a view to or for distributing or resale.

2.2           Investor  Status.  SF Capital is an  “accredited  investor” as defined  in Rule  501(a)  under  the  Securities  Act of 1933 (the “Securities Act”).

2.3           Restricted Securities.  SF Capital understands that the Shares are characterized as “restricted securities” under the federal securities laws inasmuch as they are being acquired in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act, only in certain limited circumstances.  In this connection, such Investor represents that it is familiar with SEC Rule 144, as currently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

2.4           Legends.  SF Capital understands that the certificates evidencing the Shares may bear the following legend:

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.  THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED OR UNLESS SOLD PURSUANT TO RULE 144 OF SUCH ACT.”

3.           Notices.  All written notices to Calypte shall be sent to each of the following:

Representative:	Adel Karas
Mailing Address:	15875 SW 72nd Avenue Portland, OR 97224
Email Address:	akaras@calypte.com

All written notices to SF Capital shall be sent to the following:

Representative:	Brian Davidson
Mailing Address:	c/o Stark Capital Partners LLC 3600 South Lake Drive St. Francis, WI 53235
Email Address:	bdavidson@starkinvestments.com

(a)          The parties may amend the individual or address information above designated by written notice to the other party.

(b)          All written notices shall be sent by mail and email and shall be deemed received three business days after being sent.

4.           Entire Agreement.  Except as otherwise stated herein, this Agreement, including Exhibits hereto, constitute as of the Effective Date the entire agreement between the parties with respect to the subject matter hereof, and supersede  all prior or contemporaneous negotiations, understandings, proposals, agreements, representations, and other communications, if any, between the parties with respect to the subject matter hereof.

5.           Modification; Non-Waiver.  No modification or amendment to this Agreement will be effective unless it is in writing and executed by authorized representatives of the parties, nor shall any waiver of any rights be effective unless assented to in writing by the party to be charged.  The failure or delay of either party in exercising any of its rights hereunder, including any rights with respect to a breach or default by the other party, will in no way operate as a waiver of such rights or prevent the assertion of such rights with respect to any later breach or default by the other party.

6.           No Inducement or Encouragement.  Neither party shall encourage or induce others to do what that party has agreed not to do hereunder.

7.           Headings.  Headings used in this Agreement are for reference and convenience only and shall not be used in interpreting the provisions of this Agreement.

8.           Severability.  If any term, clause, or provision of this Agreement shall be held to be invalid, the validity of any other unaffected term, clause or provision shall not be affected; provided that such invalid term, clause or provision does not materially change the bargain entered into by the parties or is replaceable by a valid and mutually approved other term that materially reflects or compensates adequately for any material lost economic effect of the invalid term, clause or provision.

9.           Construction.  This Agreement is the result of negotiations between the parties, both of which have been represented by counsel during such negotiations; accordingly, this Agreement shall not be construed for or against either party.

10.           Noninterference.  Neither party has entered into any other agreement or is subject to any injunction, order or other restriction that would make ineffective or unenforceable any provision of this Agreement or that would interfere with such party’s performance of its obligations under this Agreement.

11.           Counterparts.  This Agreement may be executed in counterparts by any of the parties hereto on any number of counterparts, each of which will be deemed an original, but all such respective counterparts will together constitute one and the same agreement.

12.           Assignment and Succession.  Subject to the express terms of this Agreement, the rights and obligations of this Agreement shall bind and inure to the parties’ respective successors and assigns.

13.           Attorneys Fees.  In the event of litigation arising out of or based upon any claim of a breach of this Agreement, the prevailing party or parties shall be entitled to recover from the non-prevailing party or parties its reasonable attorneys’ fees, litigation costs, including the costs of expert witnesses, and court costs incurred, whether in the trial, appellate or other courts.  The prevailing party shall be determined by evaluating in its entirety the claims and issues in dispute, the complexity and nature of the claims and defenses, and the reasons for the litigation.  The net recipient of relief is only one factor in determining the prevailing party for the purposes of awarding attorneys fees and litigation costs pursuant to this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as undersigned.

CALYPTE BIOMEDICAL CORPORATION	SF CAPITAL LIMITED.
By: A. Karas	By: Brian H. Davidson
Printed Name: Adel Karas	Printed Name: Brian H. Davidson
Title: CEO	Title: Authorized Signatory
Date: July 9th, 2010	Date: July 7, 2010